Exhibit 99.1

Arthur Levinson Resigns from Google’s Board of Directors

MOUNTAIN VIEW, Calif. (October 12, 2009) – Google (NASDAQ: GOOG) announced today that Dr. Arthur Levinson has resigned as a member of the company’s Board of Directors, effective immediately. Levinson has been on the Google Board since April 2004.

Google CEO and Chairman Eric Schmidt described Levinson as a good friend and valued colleague. “Art has been a key part of Google’s success these past five years, offering unvarnished advice and vital counsel on every big issue and opportunity Google has faced,” Schmidt said. “Though he leaves as a member of our Board, Art will always have a special place at Google.”

“Working with Eric, Larry, Sergey and the whole Google team has been a remarkable experience for me. I greatly admire what they’ve built and have no doubt that Google has a terrific future,” said Levinson.

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

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